EXHIBIT 10.12
GRANITE POINT MORTGAGE TRUST, INC.
DIRECTOR COMPENSATION POLICY
This Director Compensation Policy (this “Policy”) of Granite Point Mortgage Trust Inc. (the “Company”) sets forth the compensation payable to the independent directors of the Company for their service as a member of the Board of Directors (the “Board”) of the Company and committees thereof:
The Company will pay director fees only to those non-employee members of the Board who are independent (each an “Independent Director”) under the listing standards of the New York Stock Exchange (the “NYSE”). The Company’s goal is to provide compensation for its Independent Directors in a manner that enables it to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. The Company also seeks to align the interests of its Independent Directors and its stockholders and has chosen to do so by compensating its Independent Directors with a mix of cash and equity-based compensation.
Director Compensation Paid in Cash
Each Independent Director shall receive an annual base cash retainer of $100,000; provided, however, that an Independent Director who serves as chair of the Board shall, instead, receive an annual base cash retainer of $160,000. Independent Directors who serve on standing committees of the Board shall also receive additional annual cash retainers in the following amounts:

Name of Committee	Chair	Member (other than chair)
Audit Committee	$10,000	$5,000
Compensation Committee	$6,250	$3,750
Nominating and Corporate Governance Committee	$6,250	$3,750
The Company shall pay all cash retainers hereunder on a quarterly basis in arrears no later than thirty days after the end of the applicable calendar quarter, subject to the director’s continued service to the Company as an Independent Director in such positions(s) through the last day of the preceding quarter. Cash retainers will be prorated in the case of service for less than the entire quarter.
Director Compensation Paid in Restricted Stock Units
Each Independent Director shall receive an annual base equity-based retainer with a cash value of $100,000; provided, however, that an Independent Director who serves as chair of the Board shall, instead, receive an annual base equity-based retainer with a cash value of $160,000. Independent Directors who serve on standing committees of the Board shall also receive additional annual equity-based retainers with cash values in the following amounts:

Name of Committee	Chair	Member (other than chair)
Audit Committee	$10,000	$5,000
Compensation Committee	$6,250	$3,750
Nominating and Corporate Governance Committee	$6,250	$3,750

All annual equity-based retainers granted to Independent Directors hereunder shall be in the form of restricted stock units (“RSUs”) and, except in the event that an Independent Director is appointed to serve on the Board for a partial term, shall have a grant date of the date of the Company’s annual meeting of stockholders and annual meeting of the Board at which such director was elected or re-elected to serve by stockholders and appointed to such position(s) by the Board. The number of RSUs granted to an Independent Director as annual equity-based retainers shall be determined by dividing (x) aggregate the cash value of the all annual equity-based retainers applicable to such director for such period by (y) the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) for a share of the Company’s common stock on the NYSE on the date of grant, rounded down to the nearest whole number. The RSUs granted to Independent Directors as annual equity-based retainers hereunder shall have a one-year vesting period, subject to continued service through the vesting date, shall include dividend equivalent rights and shall be subject to the terms and conditions of the Company’s 2017 Equity Incentive Plan (the “Plan”) and the terms of the applicable restricted stock unit agreement (the “Award Agreement”) entered into between the Company and each Independent Director in connection with such equity-based retainers.
In the event that an Independent Director is appointed to serve on the Board for a partial term, the cash value of the annual equity-based retainers that such director is eligible to receive will be prorated from the date of appointment through the date of the Company’s next annual meeting of stockholders. The RSUs granted with respect thereto shall be granted on the date such director joins the Board, shall vest on the Company’s next annual meeting of stockholders, subject to continued service on the Board through such vesting date, shall include dividend equivalent rights and shall be subject to the terms and conditions of the Plan and the applicable Award Agreement.
In the event that an Independent Director’s service on the Board terminates for any reason, other than due to death or disability, the RSUs held by the director at such time shall vest in a number that is prorated to reflect the proportionate number of days served during the applicable board term up to and including the date of termination. If an Independent Director’s service on the Board terminates due to death or disability, then the RSUs held by the director at such time shall fully vest without proration. The RSUs that vest in accordance with this paragraph shall be settled in accordance with the terms and conditions of the Plan and applicable Award Agreement.
Notwithstanding the foregoing, for each Independent Director who remains in continuous service until immediately prior to a Change of Control (as defined in the Plan), the RSUs held by the director at such time will become fully vested upon the Change of Control.
Expense Reimbursement
All Independent Directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company shall make expense reimbursements to all Independent Directors within a reasonable amount of time, but no later than thirty days, following submission by the director of reasonable written substantiation for the expenses.

Approved by the Board: June 14, 2017;
Updated as of: May 15, 2018;
Further Updated as of: January 1, 2021

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